Exhibit 99.1

(1) Option to purchase 16,819 shares of common stock of the Issuer that was issued to Mr. Schneider upon the closing of the merger of Hughes Telematics,
Inc. ("Merged Co"), with and into the Issuer (which was formerly known as
Polaris Acquisition Corp. and subsequently changed its name to Hughes
Telematics, Inc.) on March 31, 2009 (the "Merger"), in exchange for an option to purchase common stock of Merged Co formerly held by Mr. Schneider that was cancelled upon the closing of the Merger. The option to purchase 18,777 shares of common stock has already vested and become exercisable, the option to purchase 9,388 shares of common stock becomes exercisable on April 9, 2010 and the option to purchase 28,165 shares of common stock becomes exercisable on
March 31, 2010 contingent upon the attainment of certain performance goals.

(2)  This option to purchase 56,330 shares of the Issuer's common stock will vest and become exercisable in three tranches as follows: (i) the first tranche of the option for the purchase of 40% of such shares will vest if the trading price of the Issuer's common stock equals or exceeds $20.00 for any 20 trading days within a 30 trading-day period between the first and fifth anniversaries of the closing of the Merger; (ii) the second tranche of the option for the purchase of 30% of such shares will vest if the trading price of the Issuer's common stock equals or exceeds $24.50 for any 20 trading days within a 30 trading-day period between the second and fifth anniversaries of the closing of the Merger; and (iii) the third tranche of the option for the purchase of 30% of such shares will vest if the trading price of the Issuer's common stock equals or exceeds $30.50 for any 20 trading days within a 30 trading-day period between the third and fifth anniversaries of the closing of the Merger.  If any of the stock price targets are not achieved and all or a portion of the option has not vested and become exercisable by the fifth anniversary of the closing of the
Merger, all portions of the option not vested will terminate.  If the stock price targets are achieved, the option will also be subject to vesting in the same manner as the option described in footnote 1 above.  To the extent the option vests, the vested portion of the option will expire, if not exercised, on
April 11, 2017.